UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 3, 2009

(Date of Earliest Event Reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

(509) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Notes

On November 3, 2009, the Company completed its previously announced offering of $150 million principal amount of 7 1/2% Senior Notes due 2019 (the “Notes”). The Notes were issued pursuant to an indenture dated as of November 3, 2009 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes were offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

Interest on the Notes accrues at the rate of 7 1/2% per annum and is payable semiannually in cash in arrears on May 1 and November 1 of each year, commencing on May 1, 2010.

The Notes are unsecured and effectively subordinated to all of the Company’s existing and future secured debt, including borrowings under its existing secured revolving credit facility and approximately $71.3 million in principal amount of other secured indebtedness.

The Notes are guaranteed on a senior unsecured basis by certain of the Company’s existing and future subsidiaries that guarantee obligations or are borrowers under the Company’s senior secured credit facility. The subsidiary guarantors, jointly and severally, guarantee the payment of principal of, premium, if any, and interest on the Notes on an unsecured basis. If the Company is unable to make payments on the Notes when they are due, any subsidiary guarantors are obligated to make them instead.

The Company has the option to redeem all or a portion of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable premium set forth in the Indenture and accrued and unpaid interest. In addition, at any time prior to November 1, 2012, the Company may redeem up to 35% of the principal amount of the Notes with the net cash proceeds of qualified equity offerings at a redemption price equal to 107.500% of the aggregate principal amount plus accrued and unpaid interest, subject to certain limitations set forth in the Indenture.

If the Company experiences certain kinds of changes of control, the Company must offer to purchase the Notes from holders at 101% of their principal amount plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of any of its majority owned subsidiaries to (i) grant liens on its assets, (ii) make dividend payments or other restricted payments, (iii) enter into sale and leaseback transactions and (iv) merge, consolidate, transfer or dispose of substantially all of its assets. In addition, the Indenture requires, among other things, the Company to provide reports to holders of the Notes. These covenants are subject to a number of exceptions, limitations and qualifications set forth in the Indenture.

Upon the occurrence of customary events of default, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. Upon the occurrence of certain bankruptcy or insolvency events affecting the Company or certain of its subsidiaries, all outstanding Notes will become immediately due and payable without further action or notice on the part of the Trustee or any holder.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company entered into a registration rights agreement dated November 3, 2009 with the initial purchasers of the Notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed, on or before the 365th day after the date the Notes are issued, to file a registration statement with the SEC pursuant to which it will offer to exchange the Notes for notes with substantially similar terms that are registered under the Securities Act. In certain circumstances, the Company will be required to make available an effective shelf registration statement registering the resale of the Notes. If the Company defaults on certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest on the Notes with respect to which such default exists until the default is cured as set forth in the Registration Rights Agreement.

Copies of the Indenture, the form of the Notes and the Registration Rights Agreement are attached as Exhibits 4.1, 4.2 and 4.3 hereto, respectively, and each is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing terms and conditions of the Notes, the Indenture and the Registration Rights Agreement described in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of November 3, 2009, between Potlatch Corporation and U.S. Bank National Association, as trustee.

4.2	Form of 7 1/2% Senior Notes due 2019 (included as Exhibit A to the Indenture filed as Exhibit 4.1)

4.3	Registration Rights Agreement, dated November 3, 2009 between Potlatch Corporation and the parties named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2009	POTLATCH CORPORATION

	By:	/s/ PAMELA A. MULL
	Name:	Pamela A. Mull
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Indenture, dated as of November 3, 2009, between Potlatch Corporation and U.S. Bank National Association, as trustee.

4.2	Form of 7 1/2% Senior Notes due 2019 (included as Exhibit A to the Indenture filed as Exhibit 4.1)

4.3	Registration Rights Agreement, dated November 3, 2009 between Potlatch Corporation and the parties named therein.